CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Capped Knock-Out Buffer Notes Linked to the iShares® MSCI Brazil Index Fund due March 14, 2012	$40,000	$4.64

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
Dated March 3, 2011
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $40,000 Capped Knock-Out Buffer Notes Linked to the iShares® MSCI Brazil Index Fund due March 14, 2012 (the “Notes”)
General
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Terms used in this pricing supplement are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to a single Reference Asset described below.
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Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security held by the Reference Asset or as to the suitability of an investment in the related Notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing March 14, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:	The iShares® MSCI Brazil Index Fund (“EWZ”).
Knock-Out Event:
A Knock-Out Event occurs if, on any scheduled trading day during the Observation Period, the Official Closing Price (as defined below)  has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	25.00%
Contingent Minimum Return:	5.00%
Maximum Cap:	33.00%
Principal Amount:	$1,000 per Note.
Trade Date:	March 3, 2011
Pricing Date:	March 3, 2011
Original Issue Date:	March 8, 2011
Final Valuation Date:	March 9, 2012, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be March 14, 2012.  The Maturity Date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Maximum Cap. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as the lesser of:

$1,000 + ($1,000 × Reference Return); and
$1,000 + ($1,000 × Maximum Cap).

If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap.  If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$73.89, which was the Official Closing Price of the Reference Asset on February 25, 2011.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:
The Official Closing Price on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “EWZ UP <EQUITY>” or any successor page on Bloomberg Professional® service or any successor service, as applicable, adjusted by the calculation agent as described under “Adjustments to an ETF” in the accompanying product supplement.

CUSIP/ISIN:	4042K1FC2 / US4042K1FC28
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the Notes.  J.P. Morgan Securities Inc. will offer the Notes to investors directly or through other registered broker-dealers.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$40,000	$0	$40,000
(1)	Discretionary accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

JPMorgan
Placement Agent
March 3, 2011

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset.  Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities held by the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 33.00%, or a maximum Payment at Maturity of $1,330 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 5.00% on the Notes, or a minimum Payment at Maturity of $1,050 for every $1,000 Principal Amount of Notes. Even if a Knock-Out Event has occurred, if the Final Price is greater than the Initial Price, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Reference Return subject to the Maximum Cap.  Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount plus the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price.  If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1.00% of your Principal Amount for every 1.00% that the Final Price is less than the Initial Price. IF A KNOCK-OUT EVENT HAS OCCURRED AND THE REFERENCE RETURN IS -100.00%, YOU WILL LOSE YOUR ENTIRE INVESTMENT.

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EXPOSURE TO PERFORMANCE OF THE iSHARES® MSCI BRAZIL INDEX FUND — The Reference Asset is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index (the “underlying index”). The underlying index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the underlying index. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the Original Issue Date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale or exchange of the Note (if the Note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross  income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note).

Although the matter is not clear, there exists a substantial risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the Original Issue Date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the Reference Asset would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock owned by the Reference Asset were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the issuers of stock owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more issuers of stock owned by the Reference Asset is or becomes a passive foreign investment company.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or any of the component securities held by the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Price is ever below the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount of 25.00% during the Observation Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM CAP — If the Final Price is greater than the Initial Price, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 33.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM CAP.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

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YOUR PROTECTION AND ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price is ever below the Initial Price by a percentage that is more than the Knock-Out Buffer Amount of 25.00% during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the protection provided by the Contingent Minimum Return on the Notes.  Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price.  You will be subject to this potential loss of principal even if the price of the Reference Asset subsequently increases such that the Official Closing Price is less than the Initial Price by not more than the Knock-Out Buffer Amount of 25.00%, or is equal to or greater than the Initial Price.  As a result, you may lose some or all of your investment.  Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — The stocks held by the underlying index, which is the underlying index for the Reference Asset, and that are generally tracked by the Reference Asset have been issued by companies in Brazil.  Although the trading prices of shares of the Reference Asset is not directly tied to the value of the underlying index or the trading prices of the stocks comprising the underlying index, the trading prices of shares of the Reference Asset is expected to correspond generally to the value of publicly traded equity securities in the aggregate in Brazil, as measured by the underlying index.  This means that the trading prices of shares of the Reference Asset are expected to be affected by factors affecting Brazilian markets.

Investments in securities linked to the value of foreign securities markets involve certain risk.  Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Although many of the component stocks in the underlying index are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the underlying index are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges.  In addition, regardless of their status as designated offshore securities markets, certain component stocks in the underlying index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.  In addition, foreign securities issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS RISK — Investments in notes linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the notes are highly susceptible, before making a decision to invest in the notes.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO CURRENCY EXCHANGE RISK — Because the Reference Asset is traded in U.S. Dollars, the prices of the component stocks comprising the Reference Asset will be converted into U.S. Dollars for the purposes of calculating the value of the Reference Asset and, thus, noteholders will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Reference Asset  trade. A noteholder’s net exposure will depend on the extent to which the currencies in which the equity securities held by the Reference Asset trade strengthens or weakens against the U.S. Dollar.  If the U.S. Dollar strengthens against the currencies in which the equity securities held by the Reference Asset trade, the value of the Reference Asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.

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THE VALUE OF SHARES OF THE REFERENCE ASSET MAY NOT COMPLETELY TRACK THE VALUE OF THE UNDERLYING INDEX — Although the trading characteristics and valuations of shares of the Reference Asset will usually mirror the characteristics and valuations of the underlying index, the value of the shares of the Reference Asset may not completely track the value of the underlying index.  The Reference Asset may reflect transaction costs and fees that are not included in the calculation of the underlying index.  Additionally, because the Reference Asset may not actually hold all of the stocks comprising the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising the underlying index, the Reference Asset may not fully replicate the performance of the underlying index.

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MANAGEMENT RISK — The Reference Asset is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Reference Asset is subject to the risk that the investment strategy of the investment adviser may not produce the intended results. Your investment is linked to the Reference Asset, which is an index fund.  Any information relating to the underlying index is only relevant to understanding the index that the Reference Asset seeks to replicate.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the Reference Asset, the level of the underlying index or the price of the stocks included in the underlying index, and therefore, the market value of the Notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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THERE IS LIMITED ANTI-DILUTION PROTECTION — The calculation agent will adjust the Final Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” section on page PS-23 of the accompanying product supplement.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset or shares of the securities held by the Reference Asset or included in the underlying index would have.

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THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

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POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. Although the calculation agent has made all determinations and taken all action in relation to establishing the Initial Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Notes.  HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the equity securities held by the Reference Asset or comprising the underlying index;

•	interest and yield rates in the market generally;

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the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Reference Asset trade and the correlation between those rates and the prices of shares of the Reference Asset;

•	a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 25.00%, the Maximum Cap of 33.00%, the Contingent Minimum Return on the Notes of 5.00% and the Initial Price of $73.89.  The actual Initial Price will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$147.78	100.00%	33.00%	33.00%
$133.00	80.00%	33.00%	33.00%
$118.22	60.00%	33.00%	33.00%
$103.45	40.00%	33.00%	33.00%
$98.27	33.00%	33.00%	33.00%
$96.06	30.00%	30.00%	30.00%
$92.36	25.00%	25.00%	25.00%
$88.67	20.00%	20.00%	20.00%
$81.28	10.00%	10.00%	10.00%
$77.58	5.00%	5.00%	5.00%
$75.74	2.50%	5.00%	2.50%
$73.89	0.00%	5.00%	0.00%
$70.20	-5.00%	5.00%	-5.00%
$66.50	-10.00%	5.00%	-10.00%
$62.81	-15.00%	5.00%	-15.00%
$59.11	-20.00%	5.00%	-20.00%
$55.42	-25.00%	5.00%	-25.00%
$51.72	-30.00%	N/A	-30.00%
$44.33	-40.00%	N/A	-40.00%
$29.56	-60.00%	N/A	-60.00%
$14.78	-80.00%	N/A	-80.00%
$0.00	-100.00%	N/A	-100.00%

(1)	The Official Closing Price has not declined, as compared to the Initial Price, by a percentage that is more than 25.00% at any time during the Observation Period.

(2)	The Official Closing Price has declined, as compared to the Initial Price, by a percentage that is more than 25.00% at any time during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the price of the Reference Asset decreases from the Initial Price of $73.89 to a Final Price of $66.50. Because a Knock-Out Event has not occurred and the Reference Return of -10.00% is less than the Contingent Minimum Return of 5.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,050 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has occurred and the price of the Reference Asset decreases from the Initial Price of $73.89 to a Final Price of $62.81. Because a Knock-Out Event has occurred and the Reference Return is -15.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $850 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -15.00%) = $850

Example 3: The price of the Reference Asset increases from the Initial Price of $73.89 to a Final Price of $88.67. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 20.00% is greater than the Contingent Minimum Return of 5.00% but less than the Maximum Cap of 33.00%, the investor receives a Payment at Maturity of $1,200 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 20.00%) = $1,200

Example 4: The price of the Reference Asset increases from the Initial Price of $73.89 to a Final Price of $118.22. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 60.00% is greater than the Contingent Minimum Return of 5.00% and also greater than the Maximum Cap of 33.00%, the investor receives a Payment at Maturity of $1,330 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 33.00%) = $1,330

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the stocks held by the Reference Asset.  All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Entities with securities registered under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by an entity issuing a Reference Asset can be located by reference to the SEC file number specified in the description of each Reference Asset below.  We make no representation that these publicly available documents are accurate or complete.  You should make your own investigation into the Reference Asset. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

The iShares® MSCI Brazil Index Fund (“EWZ”)

We have derived all information contained in this pricing supplement regarding the EWZ, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by iShares.  We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.  The EWZ is an investment portfolio maintained and managed by iShares® Inc. (“iShares”) and advised by BlackRock Fund Advisors (“BFA”).  iShares is a registered investment company that consists of numerous separate investment portfolios, including the reference asset.  The shares of the EWZ are listed and trade at market prices on the New York Stock Exchange under the exchange trading symbol “EWZ”.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.  We make no representation or warranty as to the accuracy or completeness or such information.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  As a prospective purchaser of securities, you should undertake an independent investigation of the EWZ as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EWZ.

The MSCI Brazil Index, which is the underlying index of EWZ, is calculated by or on behalf of MSCI Inc. (“MSCI”).  MSCI does not issue, sponsor, endorse, sell or promote the EWZ.  MSCI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  MSCI has no obligation or liability in connection with the operation, marketing or sale of the securities.

Investment Objective and Strategy

The EWZ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  The MSCI Brazil Index was developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil.  The EWZ uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the MSCI Brazil Index.  The reference asset will at all times invest at least 80% of its assets in the securities of the MSCI Brazil Index and ADRs based on securities of  the MSCI Brazil Index, and may invest the remainder of its assets in securities not held by the MSCI Brazil Index, but which BFA believe will help the reference asset track the underlying index.  The EWZ also may invest its other assets in securities not in the MSCI Brazil Index, futures contracts, options on futures contracts, options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Correlation

The MSCI Brazil Index is a theoretical financial calculation, while the EWZ is an actual investment portfolio.  The performance of the EWZ and the MSCI Brazil Index will vary somewhat due to transaction costs, foreign currency valuation, asset valuation, corporate actions (such as mergers and spin-offs) and timing variances, and differences between the EWZ’s portfolio and the MSCI Brazil Index resulting from legal restrictions (such as diversification requirements) that apply to the EWZ but not to the MSCI Brazil Index or the use of representative sampling.  A figure of 100% would indicate perfect correlation.  Any correlation of less than 100% is called “tracking error.”  The EWZ, which uses a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy.  Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Representative Sampling

The EWZ pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Brazil Index, and generally does not hold all of the equity securities included in the MSCI Brazil Index.  The EWZ invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index.  Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index.  The EWZ will generally invest at least 95% of its assets in the securities of the MSCI Brazil Index and in depositary receipts (“DRs”) based on securities of the MSCI Brazil Index, and at least 80% of its assets in the securities of the MSCI Brazil Index or in securities included in the Brazilian market, but not in the MSCI Brazil Index.  The EWZ may invest its other assets in futures contracts, other types of options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including share of money market funds affiliated with BFA.

Industry Concentration Policy

The EWZ will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI Brazil Index is so concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Description of the MSCI Brazil Index

All information in this pricing supplement regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information.  Such information reflects the policies of, and is subject to change by, MSCI or any of its affiliates (the “MSCI Brazil Index sponsor”).  The MSCI Brazil Index sponsor owns the copyright and all other rights to the MSCI Brazil Index.  The MSCI Brazil Index has no obligation to continue to publish, and may discontinue publication of, the MSCI Brazil Index.  We do not assume any responsibility for the accuracy or completeness of such information.  Historical performance of the MSCI Brazil Index is not an indication of future performance.  Future performance of the MSCI Brazil Index may differ significantly from historical performance, either positively or negatively.

The MSCI Brazil Index is published by MSCI and is intended to measure the performance of equity markets in Brazil.  The Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100.  Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership.  The MSCI Brazil Index is calculated daily in U.S. Dollars and published in real time every 60 seconds during market trading hours.  The MSCI Brazil Index is published by Bloomberg under the index symbol “MXBR”.

The MSCI Brazil Index is part of the MSCI Equity Indices series.  MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

Constructing the MSCI Standard Indices

MSCI undertakes an index construction process, which involves:  (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Maintenance of and changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and

•
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and exchange rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time.  MSCI uses WM / Reuters rates for all developed and emerging markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the historical Official Closing Prices from January 3, 2006 through March 2, 2011.  We obtained the Official Closing Prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical Official Closing Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the iShares® MSCI Brazil Index Fund
Source: Bloomberg Professional® Service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$43.19	$33.86	$39.90
4/3/2006	6/30/2006	$46.98	$31.66	$39.14
7/3/2006	9/29/2006	$41.12	$34.99	$38.47
10/2/2006	12/29/2006	$46.96	$38.05	$46.68
1/3/2007	3/30/2007	$49.98	$42.00	$49.17
4/2/2007	6/29/2007	$63.35	$48.85	$61.35
7/2/2007	9/28/2007	$74.72	$46.61	$74.09
10/1/2007	12/31/2007	$87.65	$71.00	$80.70
1/2/2008	3/31/2008	$88.77	$64.00	$77.03
4/1/2008	6/30/2008	$102.20	$77.48	$89.59
7/1/2008	9/30/2008	$88.97	$48.66	$56.57
10/1/2008	12/31/2008	$56.63	$26.64	$34.90
1/2/2009	3/31/2009	$41.03	$31.15	$37.67
4/1/2009	6/30/2009	$58.62	$37.24	$52.97
7/1/2009	9/30/2009	$68.50	$48.03	$67.67
10/1/2009	12/31/2009	$80.92	$65.08	$74.61
1/4/2010	3/30/2010	$78.29	$60.85	$73.66
4/1/2010*	6/30/2010	$76.08	$57.20	$61.96
7/1/2010	9/30/2010	$77.11	$60.89	$76.93
10/1/2010	12/31/2010	$81.75	$73.20	$77.40
1/3/2011	3/2/2011*	$78.98	$70.10	$74.34

* As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 2, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC, at the price indicated on the cover of this pricing supplement.  J.P. Morgan Securities LLC will act as placement agent for the Notes.  HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC will forgo any fees or commissions in connection with the offering of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.